UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
August 30, 2021
Date of Report (date of earliest event reported)
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CLOUDERA, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-38069	26-2922329
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
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5470 Great America Parkway
Santa Clara, CA 95054
(Address of principal executive offices and zip code)

(650) 362-0488
(Registrant's telephone number, including area code)
___________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.00005 per share	CLDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition

On August 30, 2021, Cloudera, Inc. (the “Company”) issued a press release announcing its results for the second quarter ended July 31, 2021. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02, including Exhibit 99.1 to this Current Report, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information in this Item 2.02 and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document filed by the Company with the Securities and Exchange Commission, whether made before or after the date of this Current Report, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 30, 2021, the Company announced that Jim Frankola will step down as Chief Financial Officer effective as of the closing of the transactions contemplated by the Agreement and Plan of Merger entered into among the Company, Sky Parent Inc. and Project Sky Merger Sub Inc. (the “Proposed Merger”) or, if earlier, November 15, 2021. After stepping down as Chief Financial Officer, Mr. Frankola will remain employed with the Company as Strategic Advisor. Kevin Cook, Senior Vice President Finance, Corporate Development and Investor Relations, will succeed Mr. Frankola as Chief Financial Officer effective as of the closing of the Proposed Merger. Mr. Cook is 57 and has been employed by the Company since 2014. Before his promotion to Senior Vice President Finance, Corporate Development and Investor Relations, Mr. Cook served as Vice President Corporate Finance, Treasury and Investor Relations and as Vice President Finance, Corporate Development and Investor Relations.

Mr. Cook is a party to a Severance and Change in Control Agreement dated February 26, 2020 that provides certain benefits in the event of certain terminations of his employment. Under the Severance and Change in Control Agreement, in the event Mr. Cook’s employment with us is terminated by us without cause or he resigns for good reason, as each is defined in the Severance and Change in Control Agreement, in exchange for a release of claims, he will be entitled to receive a cash payment equal to the sum of his then-current annual base salary and a pro-rated annual target bonus, extended exercisability of stock options for up to 12 months and continued health care coverage at the Company’s expense for up to 12 months. In addition, if the termination or resignation occurs within the period beginning 3 months prior to a change in control (which includes the Proposed Merger) and ending 12 months after the change in control, Mr. Cook would also be entitled to an amount equal to his annual target bonus and full accelerated vesting of outstanding equity awards.

Mr. Frankola entered into a Transition and Separation Agreement with the Company pursuant to which he will continue in his current position being paid his current compensation through the earlier of the closing of the Proposed Merger or November 15, 2021. Consistent with Mr. Frankola’s existing Severance and Change in Control Agreement with the Company, in exchange for a release of claims, he will be entitled to receive a cash payment equal to the sum of his annual base salary, annual target bonus and a pro-rated annual target bonus for 2021, full accelerated vesting of outstanding equity awards and extended exercisability of stock options for up to 12 months in the event Mr. Frankola remains employed by us through the earlier of closing of the Proposed Merger or November 15, 2021, dies or becomes permanently disabled. While serving as Strategic Advisor to the Company, Mr. Frankola’s compensation will be established by mutual agreement between Mr. Frankola and the Company.

On August 30, 2021, the Company also announced that Arun Murthy has resigned as Chief Product Officer, effective as August 30, 2021. Mr. Murthy entered into a Separation Agreement with the Company pursuant to which, in exchange for a release of claims, he is entitled to a one-time cash severance payment of $2,120,000, less withholding obligations.

The foregoing summaries of the Severance and Change in Control Agreement entered into between the Company and Mr. Cook, the Transition and Separation Agreement entered into between the Company and Mr. Frankola and the Separation Agreement entered into between the Company and Mr. Murthy do not purport to be complete and are subject to, and qualified in their entirety by, the agreements. A form of the Severance and Change in Control Agreement was filed as Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018. Copies of the Transition and Separation Agreement with Mr. Frankola and the Separation Agreement with Mr. Murthy will be filed as exhibits to the Company’s Quarterly Report on Form 10‑Q for the fiscal quarter ended October 31, 2021.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Number	Description
99.1	Press release dated August 30, 2021
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 30, 2021	CLOUDERA, INC.

		By:	/s/ David Howard
		Name:	David Howard
		Title:	Chief Legal Officer